June 28, 2004

Securities and Exchange Commission
Washington, D.C.  20549

For the fiscal years ended through December 31, 2003, Deloitte & Touche LLP ("Deloitte") served as independent auditor for the FBR Maryland
Tax-Free Portfolio and FBR Virginia Tax-Free
Portfolio, each a separate series of FBR Fund for Tax-Free Investors, and the FBR Fund for Government Investors (collectively, the
"Funds"). Effective February 27, 2004, the
Funds became separate series of a newly
organized Delaware Trust named "The FBR Funds"
(the "Trust"). At the September 29, 2003
Organizational Meeting, the Audit Committee of the Trust's Board of Trustees (the "Committee") appointed Tait, Weller & Baker LLP as the independent auditors for the Trust. The
Committee's non-renewal of Deloitte for the Funds and the selection of Tait, Weller & Baker did not result from any dispute between the Funds and Deloitte, and Deloitte's reports for the last two years did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, during the last two years and through the date of this filing there were no disagreements between the Funds and Deloitte as to any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure.


/s/Susan L. Silva
Treasurer
The FBR Funds